Exhibit 99.3

Summary of Cozzolino Advisory Assistance Compensation Terms

The Company agrees to pay Mr. Cozzolino an amount equal to his gross monthly salary in effect as of April 1, 2019, less applicable withholdings and deductions required by law or otherwise agreed, provided he is responsive to any inquiries from his successor or any other Company employee, if any, in the first six (6) weeks following the date of his departure.